EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-129294) and Form S-3 (No. 333-175073) of Rexahn Pharmaceuticals, Inc., of our reports dated March 15, 2012 relating to the financial statements, and the effectiveness of Rexahn Pharmaceuticals Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ PARENTEBEARD LLC

Reading Pennsylvania
March 15, 2012